Exhibit 21

WARRANT

To Purchase up to an Aggregate of 3,333 Convertible Preferred C-1 Shares

(Subject to Adjustment) of
R.T.S. Software Ltd.
at NIS 0.1 per share

THIS IS TO CERTIFY that Clal Venture Capital L.P. (“Holder”) is entitled to purchase, subject to the provisions of this Warrant, from R.T.S. Software Ltd. (the “Company”), at any time on or after the date hereof (the “Effective Date”), an aggregate of up to 3,333 (subject to adjustment) fully and nonassessable Convertible Preferred Shares, nominal value New Israeli Shekel (“NIS”) 0.1 per share (the “Convertible Preferred Shares”), of the Company at a price of NIS 0.1 per share (the “Exercise Price”).  In the event that all of the outstanding Convertible Preferred Shares are converted into Ordinary Shares, this Warrant shall be exercisable solely for such Ordinary Shares and any references throughout this Warrant to shares of Convertible Preferred Shares shall be deemed to refer to the Ordinary Shares into which the Convertible Preferred Shares may be converted.  The amount and kind of securities purchasable pursuant to the rights granted hereunder and the Exercise Price for such securities are subject to adjustment pursuant to the further provisions of this Warrant.

1.                    EXERCISE OF WARRANT

Subject to the provisions hereof, this Warrant may be exercised in whole or in part, at any time or from time to time after the Effective Date. This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company; accompanied by

1.                             a written notice of exercise and

2.                             payment to the Company, for the account of the Company, of the Exercise   Price for the number of Ordinary Shares specified in such notice.

The Exercise Price of the number of Ordinary Shares specified in the notice shall be payable in immediately available good funds, at the option of the Holder, in NIS.

Upon such presentation and surrender, the Company shall issue promptly to the Holder the Convertible Preferred Shares to which the Holder is entitled hereunder.

If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the

Convertible Preferred Shares purchasable hereunder. Upon receipt by the Company of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the Convertible Preferred Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed or that certificates representing such Convertible Preferred Shares shall not then be actually delivered to the Holder.  The Company shall pay any and all expenses, any stamp duty and any other charges that may be payable in connection with the issuance of the Convertible Preferred Shares and the preparation and delivery of share certificates pursuant to this Paragraph 1 in the name of the Holder.

No fractions of Convertible Preferred Shares shall be issued in connection with the exercise of this Warrant, and the number of Convertible Preferred Shares issued shall be rounded down to the nearest whole number.

Notwithstanding the foregoing, in the event of (i) the initial public offering of the Company (the “IPO”), (ii) on or after the merger of the Company with or into another company or entity, in which the Company is not the surviving entity (a “Merger”) or (iii) on or after the sale of all or substantially all of the assets of the Company (a “Sale”) then, in lieu of  exercising this Warrant as provided above, in whole or in part, the Holder may elect to receive simultaneously with the Closing of the IPO, or simultaneously with the closing of the Merger or Sale, by the surrender and cancellation of this Warrant or any such portion thereof to the Company, Convertible Preferred Shares equal to the value of the Warrant (or the portion thereof being canceled) by written notice of such election to the Company, at the principal office of the Company, in which event the Company shall issue to the Holder, for no addition consideration, that number of Convertible Preferred Shares computed using the following formula:

X	=	Y (A - B)
A

X                              equals the number of Convertible Preferred Shares to be issued to the Holder;

Y                               equals the number of Convertible Preferred Shares which would otherwise have been purchasable under this Warrant (or the portion thereof being canceled);

B                               equals the Exercise Price in effect at the time of exercise pursuant to this formula (as may have been or be adjusted pursuant to the terms of this Warrant); and

A                             shall equal the “Fair Value” of one share of the Company’s Convertible Preferred Shares.  Fair Value shall mean in the event that this Warrant is exercised in accordance with the above formula (i) if in connection with an IPO, then the Fair Value shall equal the price (as sold to the public) of that number of the Company’s Ordinary Shares into which one share of the Company’s Preferred Shares is Convertible, or (ii) if in connection with a Merger or Sale, the value of such share(s) as determined for the purposes of the Merger or Sale, or (iii) if other than in connection with an IPO or a Merger or Sale and if a public market exists for the securities then subject to this Warrant and such securities are listed on a U.S. nationally recognized stock exchange or on the Nasdaq stock market, then the Fair Value shall equal the last sale or trading price of such securities as reported on such exchange or market, as applicable; provided, however, if no public market exists for the securities then the Fair Value shall be determined in good faith by the Board of Directors of the Company, but if such determination is challenged in good faith by the Holder, then as determined by an independent appraiser mutually satisfactory to the Company and the Holder, which determination shall be binding upon the parties.

2.                    RESERVATION OF SHARES: PRESERVATION OF RIGHTS

The Company hereby agrees that at all times it will maintain and reserve such number of authorized but unissued Ordinary Shares so that this Warrant may be exercised without additional authorization of Convertible Preferred Shares after giving effect to all other options, warrants, convertible securities and other rights to acquire Convertible Preferred Shares of the Company. In addition, the Company will maintain and reserve such number of authorized but unissued Ordinary Shares as will be sufficient to permit the conversion in full of all issued or issuable Convertible Preferred Shares. All shares of Convertible Preferred Shares ( and Ordinary Shares issuable upon conversion thereof) issuable pursuant to the terms hereof, when issued upon exercise of this Warrant in accordance with the terms hereof shall be duly and validly issued and fully paid and non-assessable, not subject to preemptive rights and shall be free and clear of all liens, encumbrances, equities and claims.  The Company further agrees that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company.

3.                    EXCHANGE OR LOSS OF WARRANT

This Warrant is exchangeable, upon presentation and surrender hereof at the principal office of the Company, only in connection with a partial exercise hereof.  The Company shall be under no obligation to issue replacement warrants for the aggregate number of shares covered hereby except as described herein.  The term “Warrant” as used herein includes any Warrant or Warrants for which this Warrant may be exchanged.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like terms, tenor and date.

4.                    ADJUSTMENT

The number of Convertible Preferred Shares ( and the number of Ordinary Shares issuable upon conversion thereof) purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this paragraph 4.

4.1                                 If, during the term of this Warrant, the Company shall distribute a stock dividend or shares of capital stock pursuant to a reclassification of its Convertible Preferred Shares to the holders of Convertible Preferred Shares (i.e., bonus shares), the number of Convertible Preferred Shares purchasable upon exercise of this Warrant shall be increased by multiplying such number of shares to be purchased under this Warrant by a fraction of which the denominator shall be the number of Convertible Preferred Shares outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of bonus shares, such increase to become effective immediately after the opening of business on the date following such distribution, and upon the happening of such an event the Exercise Price shall be adjusted appropriately.

4.2                                 If, during the term of this Warrant, the outstanding Convertible Preferred Shares will be subdivided into a greater number of Convertible Preferred Shares, the number of Convertible Preferred Shares purchasable upon exercise of this Warrant  at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, if the outstanding Convertible Preferred Shares shall each be combined into a smaller number of Convertible Preferred Shares, the number of Convertible Preferred Shares purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, and in each such case the Exercise Price shall be adjusted appropriately.

4.3                                 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets

(a)                        In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of capital stock of the successor or acquiring corporation or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of capital stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Convertible Preferred Shares of the Company who are holders immediately prior to such transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the number of shares of capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Convertible Preferred Shares for which this Warrant is exercisable immediately prior to such event.

(b)                       In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Convertible Preferred Shares for which this Warrant is exercisable, which modifications shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4.

(c)                        The provisions of the subsection 4.3 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

4.4.                              Other Dilutive Events

In case any event shall occur as to which the preceding subsections 4.1 through 4.3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof then, in each such case, the Board of Directors of the Company shall, in good faith, determine what adjustments are necessary to preserve the purchase rights of the Holder represented by this Warrant.  The Company will notify the Holder of any such adjustments.

5.                    NOTICE OF CERTAIN EVENTS

The holder of this Warrant shall not be entitled to the same rights to receive notices of corporate actions as any holder of Convertible Preferred Shares as provided in the Company’s Articles of Association or otherwise.  Notwithstanding in case at any time:

5.1                                 There shall be any merger of the Company with, or any statutory exchange of the Company’s securities with the securities of, or sale of all or substantially all of its assets to, another corporation; or

5.2                                 There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give written notice, by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company, of the date on which such merger, exchange, sale, dissolution, liquidation or winding up shall take place, as the case may be.  Such notice shall also specify the date as of which the holders of Convertible Preferred Shares of record shall be entitled to exchange their Convertible Preferred Shares for securities or other property deliverable upon such merger, exchange, sale, dissolution, liquidation or winding up, as the case may be.  Such written notice shall be given at least twenty (20) days prior to the action in question.

6.                    NOTICE OF ADJUSTMENTS

Whenever the number of Convertible Preferred Shares for which this Warrant is exercisable is adjusted as provided in paragraph 4 hereof or whenever the rate at which the Convertible Preferred Shares are convertible into Ordinary Shares is adjusted pursuant to the Company’s Articles of Association, the Company shall promptly compute such adjustment and mail to the Holder at the last address provided to the Company in writing a certificate, signed by the principal financial office of the Company, setting forth the number of Convertible Preferred Shares (and the number of Ordinary Shares into which the Convertible Preferred Shares may be converted) for which this Warrant is exercisable and exercise price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the detailed computation hereof and when such adjustment has or will become effective.

7.                    RIGHTS OF THE HOLDER

7.1                                 Without limiting the foregoing or any remedies available to the Holder, the Holder will be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Warrant.

7.2                                 This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company whatsoever, except the rights expressed herein and no dividend or interest shall be payable or accrue in respect of this Warrant.

8.                    REGISTRATION RIGHTS

The Holder shall have the registration and other rights and be subject to the obligations, set forth on the Investors Rights Agreement, dated the date hereof, as it may be amended from time to time as provided therein, with respect to the Ordinary Shares issued or issuable upon conversion of the Convertible Preferred Shares issuable or issued upon the exercise of this Warrant.

9.                    NOTICE GENERALLY

Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and shall be deemed to have been validly served, given or delivered (a) when sent after receipt of confirmation or answer back by telex or telecopy or other similar facsimile transmission, (b) two (2) business days after deposit with a reputable international two (2) day courier with all charges prepaid or (c) when delivered if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated, to the Holder, or the holder of Convertible Preferred Shares (or the Ordinary Shares issuable upon conversion thereof) at its last known address appearing on the books of the Company maintained for such purpose, and to the Company at:

R.T.S. Software Ltd.
Science Based Industries Campus
P.O. Box 23052
Jerusalem 91230, Israel

or at such other address as may be submitted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

10.              LIMITATION ON TRANSFER

This Warrant shall not be transferable in whole or in part only to a subsidiary of the Holder.

11.              GOVERNING LAW

This Warrant shall be governed by, and construed in accordance with, the laws of the State of Israel, without giving effect to the rules respecting conflict of law, and the parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of Israel in respect of any dispute or matter arising out of or connected with this Warrant.

DATED: February 27, 1998	R.T.S. SOFTWARE LTD.

	By:	(Signed)
	Name:	Samuel I. Hacohen
	Title:	Chairman + CEO